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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE                  For additional information, contact:
Feb. 10, 2000                          Bruce Bauer, 650-508-8793


TWIN ENTERTAINMENT IS NEW JOINT VENTURE
OF INTERACTIVE NETWORK AND TWO WAY TV

     SAN FRANCISCO -- TWIN Entertainment Inc., a new U.S.-based joint venture of two world leaders in interactive television, has been formally launched, bringing the dream of real-time gaming and interactive entertainment and information one step closer to realization.

     Bruce W. Bauer, chairman and CEO of Interactive Network Inc. (IN), and William Andrews, chairman of Two Way TV Limited (TWTV), said that TWIN Entertainment -- to be jointly owned by both companies -- will incorporate Interactive Network's software and proprietary intellectual property and Two Way TV's advanced technology, knowhow and intellectual property.

     "The launch of TWIN Entertainment -- coupled with new exclusive licensing agreements between IN and TWTV and the growth of digital television -- assures that the new joint venture and its two parent companies will be able to dominate the interactive gaming, entertainment and advertising markets worldwide," said Bauer.

     "Best of all, the ability to play along with game shows, live sporting events and other TV programming doesn't compete with home shopping, video-on-demand and the like," he added. "It's compatible, even synergistic -- giving consumers more choices in the world of interactive digital television."

     IN says that all conditions to the closing of the joint venture and stock purchase agreement, including bankruptcy court approval, have been met and that TWIN Entertainment Inc., the previously announced joint venture, has been formed as of Jan. 31, 2000,
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     As previously announced, the licenses from each of the parties will initially be non-exclusive. IN has agreed to solicit the approval of its shareholders to make its licenses to TWIN Entertainment exclusive at its annual meeting, at which time the TWTV licenses will also become exclusive. IN will be filing the text of the joint venture agreements shortly with the SEC.

     "The licensing to TWIN by these two pioneering interactive companies -- with more than 20 years of interactive experience between them -- vests the new joint venture with what it needs to become the dominant player in the interactive segment of games of skill and real-time play-along," Bauer said.

     "It is my opinion that this segment will be the driving force behind the delivery of that single magic box that delivers whatever consumers want in the way of entertainment as well as telecommunications, home shopping and all the rest."

     Interactive Network (INNN OTC:bb), founded in 1988, holds some of the most basic patents in the emerging market for delivering entertainment and information directly to consumers' homes, whether via cable, satellite, the Internet, VBI (vertical blanking signal) or wireless.

     A settlement in April 1999 with TCI, NBC, Sprint and Motorola returned clear title of those patents to the company. In addition, $38.4 million in principal and accrued interest on IN's notes was converted to common stock, and the noteholders paid $10 million plus interest in cash.

     "Those patents represent a genuine bar to direct competition," Bauer said, "giving IN -- and now TWIN Entertainment -- a leg up on the growing market for interactive services."

     Two Way TV Ltd. has been rolling out interactive services via all three major cable operators in the United Kingdom -- TeleWest, Cable & Wireless and NTL.

     By one analyst's estimate, the 700,000 homes in the U.S. now capable of being served by interactive TV will rise to 14 million by 2004, creating a $4.7-billion market.
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     This news release contains forward-looking statements that involve known and unknown risks, uncertainties and other factors not under the two companies' control, and which may cause actual results, performance and achievements of the joint venture to be materially different from the results, performance or expectations implied by these forward-looking statements.

     These factors include, but are not limited to, those detailed in the companies' period filings with the Securities and Exchange Commission.